CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 24, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of the PIMCO Variable Insurance Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Accountants” in the Prospectus and under the headings “Independent Accountants” and “Financial Statements” in the Statement of Additional Information in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, Missouri

April 29, 2004